Exhibit 99.1

Moleculin Announces First Patients Treated in Phase 2 Clinical Trial of STAT3 Inhibitor in Combination with Radiation for the Treatment of Glioblastoma

–   Investigator-initiated Phase 2 study is being conducted at Northwestern University in cooperation with Moleculin

–   Funding for study provided by NIH and BrainUp®

–   Trial combines WP1066 and radiation, which demonstrated both significant therapeutic response and immune memory in glioblastoma animal models

HOUSTON, September 9, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company), a Phase 3 clinical-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced the enrollment and treatment of patients in an Investigator-initiated Phase 2 study evaluating WP1066 in combination with radiation therapy for the treatment of adults with glioblastoma (NU 21C06). The study is being conducted under Northwestern University’s Investigative New Drug application (IND) which cross references the Company’s own IND, which received clearance from the U.S. Food and Drug Administration (FDA) in April 2022. This trial is funded by the National Institutes of Health (NIH) and BrainUp®, a non-profit organization dedicated to bringing awareness to brain cancer.

The NU 21C06 trial is a Phase 2, open-label, multi-arm trial of radiation therapy in combination with WP1066 in newly diagnosed IDH (isocitrate dehydrogenase) wild-type, MGMT-unmethylated glioblastoma patients. The primary outcome measure for the study is progression-free survival and secondary outcome measures include tumor microenvironment analysis.

Dr. Priya Kumthekar, Associate Professor at Northwestern University and the Co-Investigator for the study commented, “The start of patient dosing is a significant step towards addressing the unmet need in the treatment of glioblastoma. We were very encouraged by the preclinical data that demonstrated by WP1066 in combination with radiation therapy increased survival and induced anti-tumor immune responses and are excited to finally be treating patients with this approach.”

Dr. Amy Heimberger, Co-Investigator and Vice Chair for Research, Department of Neurological Surgery for Northwestern University added, “The significance of the unmet need can be seen in the pace of recruitment for this trial. Within the first few months of opening the trial, we have four subjects active in the study and expect to fill the safety lead-in group of six subjects soon. If treatment is well tolerated in these subjects, we will continue enrollment for the balance of the trial.”

WP1066 is Moleculin’s flagship Immune/Transcription Modulator designed to stimulate the immune response to tumors by inhibiting the errant activity of regulatory T cells while also inhibiting key oncogenic transcription factors, including p-STAT3 (phosphorylated signal transducer and activator of transcription 3), c-Myc (a cellular signal transducer named after a homologous avian virus called Myelocytomatosis) and HIF-1α (hypoxia-inducible factor 1α). These transcription factors are widely sought targets because of their role in cancer cell survival and proliferation, angiogenesis (coopting vasculature for blood supply), invasion, metastasis, and inflammation associated with tumors.

“The NU 21C06 study is a critical next step in the development of STAT3-targeting technologies. STAT3 has long been a sought-after but elusive cell-signaling target in cancer therapy but the work we are doing in collaboration with Northwestern University supported by the NIH and BrainUp® could change all that. We believe that based on the data demonstrated to date, WP1066 has the potential for significant anti-tumor activity in a wide range of hard-to-treat cancers,” added Mr. Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Glioblastoma is a common type of tumor originating in the brain. The average annual age-adjusted incidence rate of glioblastoma is 3.19 per 100,000 persons in the United States. Glioblastoma is the most aggressive malignant primary brain tumor with a median survival of only 15 months. It is the most common malignant primary brain tumor making up 54% of all gliomas and 16% of all primary brain tumors. Despite advancements for other cancers, the survival rate for glioblastoma has not changed significantly in the last three decades.

Moleculin has received Orphan Drug Designation for WP1066 for the treatment of brain tumors, as well as Rare Pediatric Disease designation for three other pediatric indications. For more information about the NU 21C06 Phase 2 study, visit clinicaltrials.gov and reference identifier NCT05879250.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

1 Thakkar J, Dolecek TA, Horbinski C, Ostrom QT, Lightner DD, Barnholtz-Sloan JS, et al. Epidemiologic and molecular prognostic review of glioblastoma. Cancer Epidemiol. Biomarkers Rev. 2014;23(10):1985-96.

2 Koshy M, Villano JL, Dolecek TA, Howard A, Mahmood U, Chmura SJ, et al. Improved survival time trends of glioblastoma using the SEER 17 population-based registries. J Neuro Oncol. 2012;107(1):207-12

3 Ostrom QT, Gittleman H, Farah P, Ondracek A, Chen Y, Wolinsky Y, et al. CBTRUS statistical report: Primary brain and central nervous system tumors diagnosed in the United States in 2006-2010. Neuro Oncol. 2013;15 Suppl:2ii-56.

4 De Vleeschouwer S, editor. Brisbane (AU): Codon Publications; 2017 Sep 27.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements, include, but are not limited to, the ability for the study to fill the safety lead-in group of six subjects on a timely basis and whether the preclinical results will be demonstrated in the Phase 2 trial. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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Jenene Thomas

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